Exhibit 99.1

Plymouth Industrial REIT, Inc.
First Quarter 2021 Earnings
May 7, 2021 at 9:00 a.m. Eastern

CORPORATE PARTICIPANTS Tripp Sullivan – SCR Partners Jeff Witherell – Chairman & CEO Pendleton White – President & CIO James Connolly – EVP, Asset Management Daniel Wright – EVP & CFO

PRESENTATION

Operator

Good morning and welcome to the Plymouth Industrial REIT First Quarter 2021 Earnings Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero.

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phone. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Tripp Sullivan of SCR Partners. Please go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT conference call to review the company’s results for the first quarter of 2021. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President and Chief Investment Officer; Dan Wright, Executive Vice President and Chief Financial Officer; and Jim Connolly, Executive Vice President of Asset Management; and Anne Hayward, General Counsel.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through May 14, 2021. The numbers to access the replay are provided in the earnings press release. For those who will listen to the replay of this call, we remind you that the remarks made herein are as of today, May 7, 2021, and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions and other investments, future dividends, and financing activities. All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risks and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company’s filings with the SEC. We will also discuss certain non-GAAP measures, including, but not limited to, core FFO, AFFO, and adjusted EBITDAre. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I’ll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good morning, everyone, and thank you for joining us today. Our first quarter was a great start to 2021. And as we are five weeks into the second quarter, we are seeing a continuation of those results with strong leasing, rent collections, acquisition pipeline, and an improving balance sheet. I would like to once again thank the entire Plymouth team for their many contributions to these results.

Let’s start with our portfolio stats at quarter-end. Our occupancy was at 96.6%, and cash re-leasing spreads of 12.1%. We’ve collected 99% plus of our rents and core FFO and AFFO per share above our forecast. Based on this performance and the adjustments we’ve made to our full-year assumptions for an increased level of acquisition and capital markets activity, we affirmed our full-year 2021 core FFO and AFFO per share guidance. With this strength in operations and continued strong dividend coverage, the board also decided to increase our quarterly common stock dividend by 5% with the second-quarter dividend. We’re pleased to provide this additional return to our shareholders after navigating through the pandemic year of 2020.

Plymouth Industrial REIT, Inc.

May 7, 2021 at 9:00 a.m. EDT

I spent some time last quarter highlighting some of our new disclosures to help properly value our portfolio. We’ve added data on replacement cost, components of NAV, rent collections, primary and secondary market concentrations, a break out of potential developable land and value creation, as well as our joint venture and relevant features of our preferred stock. While I think it’s going to take a little more time for the investment community to fully absorb the strong case we’re making with our data, I want to highlight the case studies we’ve outlined on Page 5 that clearly showcase where we are currently creating value through leasing or redevelopment. I would note in particular where we’ve materially improved the returns of these properties by managing through uncertain tenancies, lease extensions, lease restructurings with rent escalations, and longer lease terms.

We’ve also undertaken redevelopment in some cases. At our 1.1 million square-foot Fisher Park building in Cincinnati, we’ve reconfigured tenant layouts to increase marketable space by 40,000 square feet and have recently commenced construction on an additional 58,000 square feet that should generate a projected cash yield of 14% on our $1.6 million investment. This redevelopment is essentially installing floors over the open crane pits, but we do have over 30 acres available for future development.

We have one ground-up development now underway in Portland, Maine. We anticipate this 70,000 square-foot industrial building will be completed in the fall at a cost of approximately $7.5 million. We are already in discussions with a potential tenant to take this space. In Atlanta, where we own over one point million square feet, we have several properties with additional land. We are actively exploring the potential to break ground later this year on a new 250,000 square-foot building.

With our history as real estate operators, we have the experience with development, civil engineering, and construction for redevelopment opportunities and ground-up development as well. The components of NAV on Page 14 of our supplemental list where we have our greatest concentration of the 152 acres of developable land and the 1.7 million square feet of potential developable GLA. We will continue to explore where we can selectively meet current or future demand that we can’t satisfy with existing space within our growing footprint.

Another way we’re looking to address future demand and tenant needs is with opening a new regional office in Memphis. We currently own over 4 million square feet in this market, including the portfolio we have through our joint venture with Madison. We’ve made all hire locally. We will be establishing and fully staffing that office over the next several months. Having boots on the ground through our offices in Columbus and Jacksonville has given us a competitive advantage, and we believe it will provide the same for us in Metropolitan Memphis.

Our balance sheet priorities remain unchanged. We want to ensure that our dividend is well covered, that our leverage profile continues to improve, and that we have access to multiple sources of capital. I discussed the dividend earlier, and with the new annualized rate, we will still be at a payout ratio of less than 50% on core FFO and 58% on AFFO based on our full-year midpoint.

Even with our increased acquisition activity, we are still targeting a net debt-to-adjusted EBITDA ratio of less than 7 times by year-end 2021. The reason we were able to achieve this is we have been disciplined on our ATM activity by focusing on the greater net proceeds the ATM can provide and its positive impact on trading and liquidity to help us match funds with this increase in acquisition activity. While this is our preferred method of financing, we have additional capacity on our line and access to over $340 million of remaining buying power through our Madison joint venture.

Plymouth Industrial REIT, Inc.

May 7, 2021 at 9:00 a.m. EDT

We are as bullish as we’ve ever been on our outlook for industrial fundamentals and the strength of our markets. Our focus on the first mile to the last mile has proven to be a winning strategy. Properties in our wheelhouse and our markets continue to appreciate in value. It would be hard for them not to, with market rents increasing, new supply remaining constrained in our target markets, and tenants looking for space to accommodate growth and access to large pools of skilled labor. We continue to believe that now is the time to own these types of industrial properties, and we are buying them right with embedded growth and the ability to create value through aggressive leasing and asset management based on decades of experience as real estate operators.

With that, I’ll turn it over to Pen.

Pendleton White

Good morning. You’ll hear a similar refrain from most of us this morning. We’re right where we expected to be for the year, if not slightly ahead of our expectations.

On our fourth quarter call, we outlined our plans for completing slightly less than $150 million of wholly-owned acquisitions for 2021. And based on the level of activity we’ve seen so far, we’ve increased that target up to nearly $200 million by year-end. We completed our first transaction for the quarter in mid-February in Kansas City for $8.6 million, an initial yield of 8.8%, price per square foot of $39, which equated to an approximate 58% discount to replacement cost. With a shorter weighted average lease term, we’ve taken some leasing risk on the two tenants renewing, but we’re confident in our underwriting.

We’ve provided some additional color on Page 4 of our supplemental to highlight why we like Kansas City. It’s situated on the largest navigable inland waterway, it’s the largest rail center in the US by tonnage, and has 30% more interstate miles per capita than any other city in the nation. Now that we have a foothold there, we expect to expand our footprint in the future, much like we did across the state in St. Louis.

Our largest acquisition in the quarter was a 772,000 square-foot single-tenant industrial building in Columbus that is occupied by ODW Logistics. We acquired this building for $29 million, an initial yield of 7.5%, $38 per square foot, equating to a 46% discount to replacement cost. ODW is well established in this market, has been a tenant in this property since 1985, as well as occupying nearby properties. This asset brings our footprint in Columbus to nearly 3 million square feet. We’ve highlighted this acquisition on Page 4 of the supplemental as well.

In Chicago, we acquired a 149,000 square-foot industrial building occupied by Fort Dearborn—one of the country’s largest producers of consumer goods packaging labels—for $7.9 million. There, the initial yield was 7.3%, and at $53 per square foot, we’re looking at about a 54% discount to replacement costs. This asset is located in the North Shore submarket and brings our total assets in Chicago to 38 buildings, totaling 6.1 million square feet.

The other two acquisitions were in St. Louis and Cleveland. In St. Louis, we added our seventh building with a 142,000 square-foot asset acquired for $7.8 million and an initial yield of 7.6%. And in Cleveland, we added a 100,000 square-foot building, which brings our scale there up to 17 buildings, totaling 3.7 million square feet.

What this quarter’s activity indicates more than anything is that our strategy of acquiring one-off properties or small portfolios in our target markets, then methodically growing our scale continues to pay off handsomely. We are creating value. I’ll point you again to our supplemental on Page 5, where we’ve noted several transactions where we’ve materially improved our returns through adding value or repositioning properties and benefiting from implied cap rate compression.

Plymouth Industrial REIT, Inc.

May 7, 2021 at 9:00 a.m. EDT

We have a few peers in our markets that have a combination of size, scale, access to capital, and extensive real estate operating experience with these types of assets. We continue to demonstrate how we’re able to keep our pipeline full, prudently underwrite assets that qualify for the REIT, and manage, operate and add value when and where it makes economic sense. The portfolios we’ve assembled piecemeal in the last 4 to 5 years in markets such as Atlanta, Chicago, Jacksonville, the three markets in Ohio, Indianapolis, and Memphis, all of which we now own over 1 million square feet, have now experienced a sizable uptick in valuations; no surprise. That is consistent with the strategy we’ve been intentionally pursuing since day one. As a result, the value-add enhancements we’ve made, combined with recent cap rate compression and the portfolio premiums we’re seeing every day, are evidence of that significant valuation uptick.

We’ve provided a lot of data points this morning, but one anecdote might drive home this point. Here is currently a 3 million-square-foot portfolio being marketed for sale across a large portion of our existing footprint. We’ve looked hard at this transaction. We believe it’s ultimately going to trade for a sub-6% cap rate. That’s a portfolio in our markets with comparable buildings, similar tenants, and same occupancy levels. It’s a solid marker or data point and further validation of where portfolios similar to ours are trading these days.

Looking ahead to our plans for the balance of the year, we are now targeting just under $200 million in wholly-owned acquisitions, up from $147 million projected a quarter ago. Our published guidance outlines the expected timing, and we are anticipating that cap rates for these acquisitions would be in the mid-6% to mid-7% cap rate range given strong rental growth rates and mark-to-market opportunities in selected markets. The pipeline for smaller opportunities in our markets remains very robust and as the anecdote I share in the test, so does the potential for larger transactions. We look forward to reporting our progress on our investment activity as the year progresses.

I’ll now turn it over to Jim to walk through the leasing activity and portfolio operations.

James Connolly

Good morning. Through the end of April, we had re-leased 76% of our leases that were scheduled to expire during the year. Leases comprised of 4.6 million square feet were scheduled to expire in 2021, including adjustments for acquisitions and early terminations.

Of that amount, 2.3 million square feet has been renewed, 1.2 million square feet was leased to new tenants, and 95,000 square feet was vacated. This leaves 1 million square feet that will expire later this year, and we expect to have leases on shortly. Additionally, we leased 125,000 square feet of space that had been vacant at the start of 2021.

During Q1, we saw rental rates increase 12.1% on domestic leases over prior lease rates on a cash basis. During the year, we expect that rate increase to continue to be significant, with the overall rate coming down to reflect some larger long-term leases coming online that will drive the average. For instance, the new 10-year 527,000 square-foot lease at 3500 Southwest Boulevard in Columbus will increase 7.7% over the prior lease on a net cash basis. Factoring in those leases, we expect to have an average of 8% to 9% cash rental rate increase on leases commencing during the year.

Portfolio-wide occupancy at the end of Q1 was 96.6%, up 20 basis points from the end of 2020. Occupancy was forecasted to be 95.5% to 97% during the year, which we expect to maintain. The vacancy within our portfolio included 263,000 square feet that is being repositioned at four locations. Excluding that square footage, our occupancy rate would have increased to 97.7%.

Plymouth Industrial REIT, Inc.

May 7, 2021 at 9:00 a.m. EDT

Efforts at these locations are beginning to show benefits. Fifty percent of our 146,000 square-foot facility in Chicago has been leased in April, and we have prospects for the balance of that building. Through 4/26, we have collected 99.6% of our rents billed during Q1 and 98% of the rents for April. One small rent deferral was issued during the quarter, and it will be paid back during the balance of the year.

It has been a busy year-to-date, with 77 leases executed related to 2021 expirations, totaling 3.6 million square feet. An additional 15 leases totaling 500,000 square feet has been executed for leases expiring beyond this year. These numbers reflect the high level of performance that the Plymouth’s asset and property management teams are delivering and show that we are well-positioned to meet our leasing and management requirements long into the future.

At this point, I’ll turn it over to Dan to discuss our financial results.

Daniel Wright

Thank you, Jim. I would echo Jeff’s earlier encouragement to thoroughly review our supplemental. We’ve continued to expand on our disclosures there, and I will reference several of those this morning.

Turning to our first-quarter results. Our core FFO and AFFO results of $0.40 and $0.32 per weighted average common share in units, respectively, were ahead of the $0.38 core FFO midpoint and the $0.29 AFFO midpoint we previously projected. The outperformance in these metrics was primarily related to lower-than-anticipated interest expense and greater NOI contribution from the non-same-store property pool offset by a decrease in same-store NOI due to the impacts of the winter storms. AFFO was also impacted favorably by lower-than-expected recurring capital costs.

Going into this quarter, we had expected we would see a 1% increase in same-store property NOI on a cash basis for Q1. Unfortunately, the 11.9% increase in same-store operating expenses related to the extreme winter this year, compared to the mild weather the prior year, resulted in a decline of 1.8%. Consistent with other reports in this sector we’ve seen so far this quarter with similar market exposure, the increase in operating expenses more than offset the benefit of our strong leasing results.

As we look at the balance sheet, we continue to make progress on more closely match funding, our acquisition and capital markets activity, as well as staying on track with our full-year leverage target. Our net debt-to-EBITDA at quarter-end was 6.7 times. This ratio is in line with our original expectations of staying below 7 times net debt to adjusted EBITDA at year-end 2021, with the start to the year a bit below that level, slightly above it in the two middle quarters, and settling in less than 7 times for Q4. The composition of our balance sheet continues to improve as well, with nearly 37.5% of our debt unsecured, thanks to the utilization of our unsecured line of credit and 62.5% of our debt with fixed interest rates. At this time, we have ample liquidity, with $9.9 million of cash on hand, plus an additional $4.8 million in operating expense escrows and $110 million of capacity on the line, with another $200 million available under the accordion provision if needed.

As noted in our earnings release, we affirmed our previously issued the full year 2021 guidance ranges for core FFO of $1.70 to $1.74 and AFFO of $1.43 to $1.48, while adjusting slightly our net loss range as well as each of the underlying assumptions. The main drivers for these changes are the increased acquisition volume expected, higher share count from the ATM activity in the first quarter and to date in the second quarter, and the adjustment to our same-store NOI based on those higher expenses related to weather in Q1. I’ll briefly touch on several of these assumptions.

Plymouth Industrial REIT, Inc.

May 7, 2021 at 9:00 a.m. EDT

Same-store property NOI growth on a cash basis is now expected to be in a range of 2.5% to 3%, with same-store occupancy remaining unchanged at 95.5% to 97% for the year. This 40 to 60 basis point adjustment is entirely related to the higher expenses incurred in Q1. Acquisition timing will be a primary factor in the quarterly cadence once again, as we expect the second quarter to look much like the first quarter, with the contribution from Q1 acquisitions and anticipated Q2 and Q3 acquisitions being offset by higher share count from the Q1 and Q2 to date ATM activity. We expect to see the second half of the year benefit from the sequential ramp-up of transactions.

The higher weighted average share and unit count now assumes we’ll be at 29.5 million on a weighted average basis for the year. As of today, we have a total of 29.9 million common shares and units outstanding. We have been able to support our investment activities for the past several quarters with moves we’ve made to increase the flexibility on our balance sheet and have the liquidity to take advantage of a growing number of opportunities available in existing markets as well as additional markets to fit our target profile. We’ve also been able to minimize the short-term impact from activity by gradually lowering our cost of both debt and equity capital and provide a platform to continue creating value for the longer term.

Operator, we’re now ready to take questions.

QUESTIONS AND ANSWERS

Operator

We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two.

Our first question today comes from Dave Rodgers with Baird.

David Rodgers

Yes. Good morning, everybody. Jeff and Pen, maybe to start with you on the acquisition pipeline, I think when you gave guidance last quarter, you had pretty much indicated that you were only giving guidance to the extent that you have the capital to pursue that.

Maybe I’d ask you that same question again. And also, can you talk maybe more about the broader acquisition pipeline, the depth of what you’re looking at today, the ability to kind of grow that as the year progresses? And a second on that is can you talk more about maybe B versus A cap rate compression, the actual cap rate compression you’re seeing as you’re out there in the markets today?

Jeff Witherell

Yes. Thanks, Dave. This is Jeff.

Yes, I mean, I think what you’ve seen is we had some decent activity on the ATM in the first quarter and in the second quarter a little bit as well. We have been able to bring some more acquisitions to the table, which we’re working on. That’s where the increase comes from. We have plenty of capital available in the joint venture; we have capital; our line is paid down. We get capacity there.

Pendleton White

Yes. Just to add to that, Dave, Pen here. You mentioned our pipeline. Right now, our pipeline is just under about $700 million worth of deals that we’re analyzing.

Plymouth Industrial REIT, Inc.

May 7, 2021 at 9:00 a.m. EDT

And as you know, we’ve always maintained a fairly strong and robust pipeline. That has not differed at all. We have seen some cap rate compression even in the last 90 to 120 days. I think you see that across the board. We’re still being very particular and prudent about which deals we pursue.

David Rodgers

Okay. Thank you for that. And then maybe Jeff or Dan, on the same-store change, you were really clear about the weather impact, so I appreciate that component of it. I guess I wanted to ask a little bit further about, I think, you’re 70% net leased.

Wondering if you get some of that back if this just hit in markets where you tend to be gross or modified gross? And you didn’t change the occupancy, it just seems like it’s really coming back to this kind of one issue. Maybe any additional thoughts you can provide around kind of the ability to re-collect some of that or how that just hit the income statement overall.

Daniel Wright

Dave, I appreciate the question. I think you’ve hit it right on the head. With the mix of our lease structure between triple net and gross, we have a recovery factor that is potential for sure. We took a hit of about $500,000 in the first quarter relative to snow removal and other costs directly related to weather. Some of that, we expect, definitely, we will be able to recover, but the final number of recoverability won’t be determined until year-end as you balance out all of the various CAM adjustments.

David Rodgers

Okay. I appreciate that. That’s helpful. Thanks, guys.

Jeff Wetherell

Thank you.

Operator

Our next question comes from Connor Siversky with Berenberg.

Connor Siversky

Good morning, everybody. Thanks for having me on the call. A quick question on Kansas City, I’m just wondering if you could provide some color on what you see in terms of supply growth there, and just maybe a little bit more on the competitive dynamics in that market specifically?

Pendleton White

Hi, Connor, it’s Pen here. We see similar characteristics in Kansas City as we do in all of our markets. Supply is or new supply is still relatively constrained, whether it’s Kansas City or St. Louis or other nearby markets. The supply/demand balance is still in place.

Across the board, I think you’re going to see of all the new construction coming out of the ground, about half of it is already pre-leased. I think that applies to Kansas City as well as other markets. We entered nearby St. Louis just over a year ago; that has proven to be a wonderful market for us. We’re still buying deals there; we’re still expanding our footprint.

We’re looking at additional deals in Kansas City. As I mentioned earlier, we like everything that there is in Kansas City. The fact that it’s on the largest inland waterway, the largest rail center by tonnage, and we just think that it’s going to be a great place to buy and operate assets for the long term.

Plymouth Industrial REIT, Inc.

May 7, 2021 at 9:00 a.m. EDT

Connor Siversky

Great. I’m going to leave it there. Thank you.

Operator

Our next question comes from Alexander Goldfarb with Piper Sandler.

Alexander Goldfarb

Hi. Good morning. First, Jeff, Portland, Maine, certainly a great city, good seafood. But development, just curious if you could talk a little bit more about the decision to develop there?

And then, just broadly, you guys have a successful track record on buying existing assets, and that’s been a hallmark of the platform since the IPO. But maybe just comment a little bit more on how you see development fitting in there. And sort of your thoughts on is this going to be purely on-spec basis, or do you envision being able to do build-to-suits?

Jeff Witherell

Hi, Alex. Yes, thanks for the question; something we do want to highlight. Yes, I can get a little more specific on Portland, Maine.

We are in an established industrial park in the actual city limits of Portland. It is a great city; it’s fairly built out; there’s very little land available, very land constrained. We own a 200,000 square-foot facility there now, leased to two good tenants; one of the tenants is looking to expand. This is additional land that we’ve owned, I think, and Pen and I have learned this over the years where we can make these acquisitions with additional land; you don’t really pay for that land. Maybe in today’s market, you’ll start to see that happen, but you go back two, three, four, five years ago, the land had very little value to it.

We’re able to put up a 70,000 square-foot building. Development in New England, as you know, is very difficult. We had to go to the Army Corps of Engineers, which most parts of the country don’t even know who those people are.

And we got that approved; we broke ground about two weeks ago. It is on-spec as we sit here today, but the axiom of, “Build it, and they shall come,” you couldn’t script a better deal than Portland for us to do that. We have several people interested in the building, and although there are no guarantees, I feel very comfortable by the end of this year, when we deliver that building, it will be leased.

As it equates to Atlanta, it’s another scenario where we can build about 250,000 square feet. We have been in discussion with one of our tenants to do a build-to-suit. We’re ramping that up pretty quick.

There’s additional demand in the marketplace, according to our brokers. This is not so much a broad-based development strategy as it’s simply additional land that we own. Tenants are asking us for additional space, and if they’re located in the general proximity, and there’s no additional space for them, then they’ll move to new construction.

As to why we look at that, we’re projecting high single-digit yields on our construction. I think that blends in very well with our mid- to high-single-digit returns on acquisitions. I think that’s why we do it. There’s demand for it; we own the land; we have the expertise, and we’re building to good yields. In some other markets, the development yields are quite low compared to where we’re seeing ours.

Operator

Our next question comes from Craig Mailman with KeyBanc Capital Markets.

Plymouth Industrial REIT, Inc.

May 7, 2021 at 9:00 a.m. EDT

Craig Mailman

Hi, Jeff, just a follow-up. Did you actually give a development yield of what you could get in Portland and maybe the 250,000 square-foot other location you’re looking to build?

Jeff Witherell

We didn’t, Craig, simply because construction is not finished. These contracts would be basically a gross contract, right, we know what we’re getting into, and cost overruns are borne by the builder. But it’s not leased yet either. But as I said, high single digits is what our returns are penciling out to as far as yields.

Craig Mailman

Okay. 100 to 200 basis points is about where you guys are buying?

Jeff Witherell

Exactly.

Craig Mailman

Okay. And how much of this would you want to do a year? If you’re looking at $200 million of acquisitions, you guys have additional land to develop, but how much would you guys want on your plate from that standpoint? Do you guys have a development capacity in-house, or you’re doing everything kind of third party?

Jeff Witherell

Well, there’s a lot of questions in there, Craig. No, it’s fine. I just wanted to make sure I get them answered for you.

We have development experience in-house. My background is civil engineering, land surveying in my early days, and then worked for a developer for a number of years, we have development experience. That’s just me.

If you go across the room, Pen has built plenty of things. And then we have a pretty deep bench here that you probably haven’t seen, but some of our other people, we have 3 or 4 other people here that have a ton of experience. I mean Jim Connolly is at the table, and he spent 15 years at Nortel, globally building out all of their properties. We have the experience from that level, but we’re not hiring the concrete, the steel, and that. We basically have a general contractor that’s working with us on the design-build and have that done.

We have the experience, again, as I’ve already said three times. I apologize for that. I feel very comfortable with it. If you look at our board, our board has a tremendous amount of experience in construction and development as well, we’re covered there.

And how much we want to do of it? It’s opportunistic for us, right? We’re not out trying to assemble land and acreage to become a big development industrial player, but these opportunities are coming right at us.

We don’t see much risk in it, quite frankly. I don’t know if we have a dollar figure, really. It’s that we have quite a bit. In Cincinnati, we’ve got 35-plus acres there we could build on. It's one of the hottest markets in the country for industrial. If the right opportunity comes along, we’re going to do it.

Craig Mailman

All right. That’s helpful. Then just on the decision, the board’s decision for the dividend, we thought it was a good idea that you guys cut it, retained the capital. Was the dividend increase—I know, on a nominal basis, it’s not a tremendous amount of money—but was that driven by the need to do it because you guys are bumping up against taxable net income, or was it the board felt like it was a nice thing to do for shareholders?

Plymouth Industrial REIT, Inc.

May 7, 2021 at 9:00 a.m. EDT

Jeff Witherell

I think it was a combination. We didn’t have to do it this quarter for the taxable, but we are bumping up against that. And I think it’s a good policy. Again, our board is made up of a lot of people that have a lot of REIT experience, right, decades of REIT experience. And, I think we wanted to get back on track and put that dividend raise in place. And if we could do it each year as the cash flow keeps growing and the rents keep going up, 4%, 5%, 6% a year, we think it makes sense.

Craig Mailman

But I guess from a dividend policy, you guys are a little bit capital-constrained here or have been historically. Is the board going to continue to do what’s necessary, or are you guys going to forego that retention to maintain a 4.5% to 5% dividend yield; just trying to get a sense of the dividend policy here being tied to taxable versus tied to getting on a dividend treadmill that is more tied to the payout, per se.

Daniel Wright

I think as we evaluate it, while we’re moving in the direction of the taxable income thresholds, the conversations tend to be directed predominantly towards the payout ratios and maintaining that on a positive balance for what we’re seeing in the marketplace.

Craig Mailman

And then just one last one. You guys have really done a nice job of being able to source assets in markets where the public guys have kind of shied away from. But could you just talk a little bit about the growing competition from private players in your markets now that cap rates on the coast are really difficult to make pencil for a lot of guys, given their cost of capital?

Pendleton White

Yes, Craig. Pen here. We’ve always seen competition in all of our markets from private companies or partnerships or kind of more of what I would call local or regional buyers. I think that’s kind of where we shine a bit being a public REIT, well-capitalized, and have a good cost of capital.

Oftentimes, when we’re bidding for a property, and there’s some competition, more often than not, sellers like to deal with someone like ourselves that can close quickly, all-cash with very few, if any, contingencies like a financing contingency, which a lot of these private guys have to deal with. To your point, I think that competition has ramped up moderately in the last 3 to 6 months. I think, as I mentioned earlier, and you read the same research reports that we all do, we’re seeing some cap rate compression in our end markets. A lot of buyers that were once in Tier 1 or primary markets are now kind of looking to the Tier 2 or secondary markets for yield.

There’s that constant balance, if you will, that we always take a hard look at when we’re thinking about acquiring properties in our markets. But our strategy is no different today than it was four or five years ago. We’re very happy with our results and look forward to continuing to do more of the same.

Operator

Our next question comes from Gaurav Mehta with National Securities.

Gaurav Mehta

Yes, thanks. Good morning. In your prepared remarks, you talked about a portfolio being marketed for sale, a comparable portfolio, and comparable market at sub-6% cap rates. Are you guys able to provide more color on that portfolio? And then, as a follow-up, your ability to keep acquiring properties at a higher cap rate if your comparable product type is selling at sub-6% cap rates?

Plymouth Industrial REIT, Inc.

May 7, 2021 at 9:00 a.m. EDT

Pendleton White

Yes, sure. I did mention that one specific portfolio. There are a number of portfolios that we’re aware of; either we’re involved in, in terms of bidding on them, or we’re just plain aware of.

This particular one is quite sizable, over $100 million in our markets. That will most likely trade below a 6 cap, as I mentioned earlier. Again, there are others as well; it just kind of goes to what we’re seeing in the market. It also relates to the assets that we currently own in our own portfolio, those that we have acquired over the last four or five years at much higher cap rates, and now have seen a significant uptick in valuation as a result of cap rate compression and premiums on portfolios, as you probably know.

We look at small- to mid-sized portfolios as well as one-off deals—what we call hitting singles and doubles--where, yes, you’re more apt to find deals that are a little bit higher cap rates, some in the 7%, 7.5% cap rate range. And obviously, we don’t just look at cap rates per se. There are obviously many other moving parts that go into analyzing our transactions, but in general, that’s kind of where we are today, given today’s market.

Gaurav Mehta

Okay, thank you.

Jeff Witherell

Thank you.

CONCLUSION

Operator

This concludes our question-and-answer session. I’d like to turn the call back over to Jeff Witherell for any closing remarks.

Jeff Witherell

Yes. Thank you, everyone, for joining us today. As usual, we are available for follow-up questions. So please get in touch. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Plymouth Industrial REIT, Inc.

May 7, 2021 at 9:00 a.m. EDT